ASSET PURCHASE AGREEMENT

                          dated as of February 10, 1997

                                  by and among

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.,

                      EVEREST & JENNINGS CANADIAN LIMITED,

                                MOTION 2000 INC.

                                       and

                             MOTION 2000 QUEBEC INC.

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                                TABLE OF CONTENTS


          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                            Page
                                                                             No.

                                    ARTICLE I

                           SALE OF ASSETS AND CLOSING

      1.01  Assets.........................................................  1
      1.02  Liabilities....................................................  5
      1.03  Purchase Price; Adjustment; Allocation.........................  6
      1.04  Closing; Escrow................................................  8
      1.05  Accounts Receivable Payment....................................  9
      1.06  Further Assurances; Post-Closing Cooperation................... 10
      1.07  Financial Statements........................................... 11
      1.08  Third-Party Consents........................................... 12
      1.09  Insurance Proceeds............................................. 12

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      2.01  Organization of Sellers; Extra Provincial
            Qualification.................................................. 13
      2.02  Authority; Capital Stock....................................... 13
      2.03  No Conflicts................................................... 14
      2.04  Governmental Approvals and Filings............................. 14
      2.05  Books and Records.............................................. 14
      2.06  Financial Statements........................................... 15
      2.07  Absence of Changes............................................. 15
      2.08  No Undisclosed Liabilities..................................... 17
      2.09  Taxes.......................................................... 17
      2.10  Legal Proceedings.............................................. 18
      2.11  Compliance With Laws and Orders................................ 18
      2.12  Benefit Plans and Pension Plans................................ 18
      2.13  Real Property.................................................. 20
      2.14  Tangible Personal Property; Investment Assets.................. 21
      2.15  Intellectual Property Rights................................... 21
      2.16  Contracts...................................................... 22
      2.17  Customer Orders................................................ 24
      2.18  Licenses....................................................... 24
      2.19  Warranty Claims................................................ 25
      2.20  Product Liability Claims....................................... 25
      2.21  Insurance...................................................... 25
      2.22  Affiliate Transactions......................................... 25
      2.23  Employees; Labor Relations..................................... 26
      2.24  Environmental Matters.......................................... 28
      2.25  Substantial Customers and Suppliers............................ 29


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                                                                             No.

      2.26  Inventory; Tools, Molds and Dies............................... 29
      2.27  Assembly Lines and Manufacturing Equipment;
            Instruction Materials.......................................... 30
      2.28  Vehicles....................................................... 30
      2.29  No Guarantees.................................................. 30
      2.30  No Options, Etc................................................ 30
      2.31  Entire Business................................................ 30
      2.32  Delivery of Evidence Relating to Retail Sales
            Tax............................................................ 31
      2.33  Vendor Resident of Canada...................................... 31
      2.34  GST and QST Registration....................................... 31
      2.35  Brokers........................................................ 31
      2.36  Disclosure..................................................... 31

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      3.01  Organization................................................... 32
      3.02  Authority; Demand Notes........................................ 32
      3.03  No Conflicts................................................... 32
      3.04  Governmental Approvals and Filings............................. 33
      3.05  Legal Proceedings.............................................. 33
      3.06  SEC Reports and Financial Statements; No Adverse
            Change......................................................... 33
      3.07  GST and QST Registration....................................... 34
      3.08  Brokers........................................................ 34

                                   ARTICLE IV

                              COVENANTS OF SELLERS

      4.01  Regulatory and Other Approvals................................. 34
      4.02  Investigation by Purchaser..................................... 35
      4.03  No Solicitations............................................... 35
      4.04  Conduct of Business............................................ 36
      4.05  Financial Statements and Reports; Filings...................... 36
      4.06  Employee Matters............................................... 37
      4.07  Certain Restrictions........................................... 37
      4.08  Books and Records, etc.; Removal of Property................... 38
      4.09  Use of "Motion 2000" Name...................................... 38
      4.10  Change of Corporate Name....................................... 38
      4.11  Certain Tax Matters............................................ 38
      4.12  Notice and Cure................................................ 40
      4.13  Fulfillment of Conditions...................................... 40

                                    ARTICLE V

                             COVENANTS OF PURCHASER


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                                                                            Page
                                                                             No.

      5.01  Regulatory and Other Approvals................................. 40
      5.02  Notice and Cure................................................ 41
      5.03  Fulfillment of Conditions...................................... 41

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      6.01  Representations and Warranties................................. 41
      6.02  Performance.................................................... 42
      6.03  Officers' Certificates......................................... 42
      6.04  Orders and Laws................................................ 42
      6.05  Regulatory Consents and Approvals.............................. 42
      6.06  Third Party Consents........................................... 42
      6.07  Release of Security Interest................................... 43
      6.08  Opinion of Counsel............................................. 43
      6.09  Real Property Leases........................................... 43
      6.10  Deliveries..................................................... 43
      6.11  Proceedings.................................................... 43

                                   ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLERS

      7.01  Representations and Warranties................................. 44
      7.02  Performance.................................................... 44
      7.03  Officers' Certificates......................................... 44
      7.04  Orders and Laws................................................ 44
      7.05  Regulatory Consents and Approvals.............................. 44
      7.06  Third Party Consents........................................... 45
      7.07  Release of Guarantee........................................... 45
      7.08  Opinion of Counsel............................................. 45
      7.09  Deliveries..................................................... 45
      7.10  Proceedings.................................................... 45

                                  ARTICLE VIII

                               EMPLOYMENT MATTERS
      8.01  Employment..................................................... 45
      9.01  Survival of Representations and Warranties..................... 46
      9.02  Indemnification................................................ 46

                                    ARTICLE X

                                   TERMINATION

      10.01  Termination................................................... 50
      10.02  Effect of Termination......................................... 51

                                   ARTICLE XI


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                                                                            Page
                                                                             No.


                                   DEFINITIONS
      11.01  Definitions................................................... 51

                                   ARTICLE XII

                                  MISCELLANEOUS

      12.01  Notices....................................................... 61
      12.02  Entire Agreement.............................................. 63
      12.03  Expenses...................................................... 63
      12.04  Public Announcements.......................................... 63
      12.05  Bulk Sales Law................................................ 63
      12.06  Waiver........................................................ 63
      12.07  Amendment..................................................... 64
      12.08  No Third Party Beneficiary.................................... 64
      12.09  No Assignment; Binding Effect................................. 64
      12.10  Headings...................................................... 64
      12.11  Invalid Provisions............................................ 64
      12.12  Governing Law................................................. 64
      12.13  Counterparts.................................................. 64


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                                     ANNEXES

     ANNEX I      Principal Amount of Demand Notes

                                    EXHIBITS

      EXHIBIT A Form of Demand Note
      EXHIBIT B Employment and Non-Competition Agreement
      EXHIBIT C Registration Rights Agreement
      EXHIBIT D Escrow Agreement
      EXHIBIT E Officer's Certificate of Sellers
      EXHIBIT F Secretary's Certificate of Sellers
      EXHIBIT G Officer's Certificate of Purchaser/Parent
      EXHIBIT H Secretary's Certificate of Purchaser/Parent


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          This ASSET PURCHASE AGREEMENT dated as of February 10, 1997, is made and entered into by and among Graham-Field Health Products, Inc., a Delaware corporation ("Parent"), Everest & Jennings Canadian Limited, a corporation organized under the laws of Ontario and an indirect wholly-owned subsidiary of Parent ("Purchaser"), Motion 2000 Inc., a corporation organized under the laws of Ontario ("Motion 2000") and Motion 2000 Quebec Inc., a corporation organized under the laws of Canada ("Motion 2000 Quebec" and, together with Motion 2000, the "Sellers"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01.

          WHEREAS, Sellers are each engaged in the business of distributing lines of walkers, rollators, extra-wide wheelchairs and other similar healthcare products in Canada and manufacturing seating products in Canada (collectively, the "Business"); and

          WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Parent desires that Purchaser purchase and acquire from Sellers, substantially all of the assets of Sellers relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Sellers relating to the Business, all on the terms set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE OF ASSETS AND CLOSING

          1.01 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Sellers will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Sellers' right, title and interest in, to and under the following Assets and Properties of Sellers used or held for use in connection with the Business, except as otherwise provided in Section 1.01(b), as the same shall exist on the Closing Date (collectively, the "Assets"):

          (i) Real Property. The real property described in Section 1.01(a)(i) of the Disclosure Schedule, and all of the rights arising out of the ownership thereof or appurtenant thereto (the "Real Property"), together with all buildings, structures, facilities, fixtures and other improvements thereto (the "Improvements");

          (ii) Real Property Leases. (A) The leases and subleases of real property described in Section 1.01(a)(ii)(A) of the Disclosure Schedule as to which either Seller is the lessor or sublessor and (B) the leases and subleases of real property described in Section 1.01(a)(ii)(B) of the Disclosure Schedule as to which either Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the leases and subleases described in subclauses (A) and (B), the "Real Property Leases");

          (iii) Inventory. All inventories of raw materials, work-in-process, parts, finished goods, products under research and development, demonstration equipment, office and other supplies, parts and operating supplies, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers' premises on consignment, in each case, which are used or held for use by either Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of either Seller against suppliers of such inventories, including but not limited to the items listed in Section 1.01(a)(iii) of the Disclosure Schedule (the "Inventory");

          (iv) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including but not limited to the accounts receivable listed in Section 1.01(a)(iv) of the Disclosure Schedule, and the security arrangements and collateral related thereto, including any rights of or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");

          (v) Tangible Personal Property. All furniture, fixtures, equipment, machinery and other tangible personal property (other than Inventory and Vehicles) used or held for use in the conduct of the Business at the locations which the Business is conducted or at customers' premises on consignment, or otherwise used or held for use by either Seller in the conduct of the Business (including but not limited to the items listed in Section 1.01(a)(v) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title


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     retention agreement in favor of any other Person (the "Tangible Personal
     Property");

          (vi) Personal Property Leases. (A) The leases or subleases of tangible personal property described in Section 1.01(a)(vi)(A) of the Disclosure Schedule as to which either Seller is the lessor or sublessor and (B) all leases related to computer equipment, rolling stock, telephone equipment and other office equipment used in connection with the Business, including the leases of tangible personal property described in Section 1.01(a)(vi)(B) of the Disclosure Schedule as to which either Seller is the lessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B), the "Personal Property Leases");

          (vii) Business Contracts. All Contracts (other than the Real Property Leases, the Personal Property Leases, the Accounts Receivable and the Customer Orders) to which either Seller is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to customers, suppliers, sales representatives, distributors, purchase orders, marketing arrangements and manufacturing arrangements, including but not limited to the Contracts listed in Section 1.01(a)(vii) of the Disclosure Schedule (the "Business Contracts");

          (viii) Prepaid Expenses. All prepaid expenses relating to the Business, including but not limited to the items listed in Section 1.01(a)(viii) of the Disclosure Schedule (the "Prepaid Expenses");

          (ix) Intangible Personal Property. All Intellectual Property used or held for use in the conduct of the Business (including each Seller's goodwill therein), including the right to use the name "Motion 2000" and all variations thereof, and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to the items listed in Section 1.01(a)(ix) of the Disclosure Schedule (the "Intangible Personal Property");

          (x) Licenses. All Licenses (including applications therefor) utilized in the conduct of the Business, including but not limited to the Licenses listed in Section 1.01(a)(x) of the Disclosure Schedule (the "Business Licenses");

          (xi) Vehicles. All trucks, cars and motor vehicles owned or leased by either Seller and used or held for use in the conduct of the Business, including but not limited to the vehicles listed in Section 1.01(a)(xi) of the Disclosure Schedule (the "Vehicles");


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

          (xii) Security Deposits. All security deposits deposited by or on behalf of either Seller as lessee or sublessee under the Real Property Leases, including but not limited to the security deposits listed in
     Section 1.01(a)(xii) of the Disclosure Schedule (the "Tenant Security Deposits");

          (xiii) Books and Records. All Books and Records, including but not limited to, files and computer reports, used or held for use in the conduct of the Business or otherwise relating to the Assets, other than the minute books, stock transfer books and corporate seal of each Seller (the "Business Books and Records");

          (xiv) Tools, Molds and Dies. All of the tools, molds and dies listed in Section 1.01(a)(xiv) of the Disclosure Schedule (the "Tools, Molds and Dies");

          (xv) Assembly Lines and Manufacturing Equipment. The assembly/production lines described in Section 1.01(a)(xv) of the Disclosure Schedule (the "Assembly Lines") and all other machinery used in connection with the assembly by either Seller of the products distributed in the Business, including but not limited to the items listed in Section 1.01(a)(xv) of the Disclosure Schedule (the "Manufacturing Equipment");

          (xvi) Artworks, etc. All artworks, mechanicals or stats prepared in connection with marketing and advertising materials, catalogs, brochures or similar items relating to the Business, including but not limited to the items listed in Section 1.01(a)(xvi) of the Disclosure Schedule;

          (xvii) Marketing Materials. All customer lists, dealer lists, sales representative lists, distributor lists, toll free telephone numbers, marketing and advertising materials, catalogs and brochures used in or generated for the Business, including but not limited to the items listed in Section 1.01(a)(xvii) of the Disclosure Schedule (the "Marketing Materials");

          (xviii) Designs, Blueprints. All designs, products, drawings, plans, blueprints, bills of material, flowsheets, specifications, plan sheets, formulas, parts lists, instruction manuals, FDA Form 510K product filings and registrations and device master records relating to the Business, including but not limited to the items listed in Section 1.01(a)(xviii) of the Disclosure Schedule (the "Instruction Materials");

          (xix) Catalog Numbers. All catalog numbers used in connection with the Business (the "Catalog Numbers");


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

          (xx) Customers Orders. The unfilled sales orders and customer commitments relating to the Business listed in Section 1.01(a)(xx) of the Disclosure Schedule (the "Customer Orders");

          (xxi) Cash. Cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents, including but not limited to the cash and other items listed in Section 1.01(a)(xxi) of the Disclosure Schedule;

          (xxii) Goodwill. The goodwill of the Business or relating to any of the Assets, including the exclusive right (i) to represent itself as carrying on the Business in continuation of and in succession to the Sellers, and (ii) to use any words indicating that the Business is so carried on, including all of Sellers' right, title and interest in and to the name "Motion 2000", or any variation thereof, as part of the name of or in connection with the Business or any part thereof carried on or to be carried on by Purchaser; and

          (xxiii) Other Assets and Properties. All other Assets and Properties of each Seller used or held for use in connection with the Business except as otherwise provided in Section 1.01(b) (the "Other Assets").

          (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Sellers (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

          (i) Employee Benefit Plans. All assets owned or held by any Benefit Plans;

          (ii) Corporate Records. The minute books, stock transfer books and corporate seal of each Seller;

          (iii) Insurance. Life insurance policies of officers and other employees of either Seller and all other insurance policies relating to the operation of the Business; and

          (iv) Each Seller's rights under this Agreement.

          1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Sellers arising in connection with the operation of the Business, as the same


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

shall exist on the Closing Date (the "Assumed Liabilities"), and no others:

          (i) Closing Date Balance Sheet Liabilities. The Liabilities of the Business set forth on the Closing Date Balance Sheet, other than any Liabilities relating to amounts owed by either Seller to the other Seller, or to Normand Richer in connection with the loan described in Section 1.02 of the Disclosure Schedule.

          (ii) Real Property Lease Obligations. All obligations of Sellers under the Real Property Leases arising and to be performed on or after the Closing Date and excluding any such obligations arising or to be performed prior to the Closing Date;

          (iii) Personal Property Lease Obligations. All obligations of Sellers under the Personal Property Leases arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date; and

          (iv) Obligations under Contracts and Licenses. All obligations of Sellers under the Business Contracts, Business Licenses and Customer Orders arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date.

          (b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of either Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the "Retained Liabilities"). Sellers shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that Sellers shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.

          1.03 Purchase Price; Adjustment; Allocation. (a) Purchase Price. The aggregate purchase price for the Assets is Cdn.$2,900,000 (Two Million Nine Hundred Thousand Canadian Dollars), subject to adjustment as provided in paragraph (b) below, payable at the Closing in the manner provided in Section
1.04 (the "Purchase Price").

          (b) Purchase Price Adjustment to Reflect Net Book Value. (i) On or about the Closing Date, representatives of Sellers and their independent chartered accountants ("Sellers' Accountants"), observed by Purchaser and/or Purchaser's independent chartered accountants ("Purchaser's Accountants"),


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

shall conduct a physical count of the inventory of the Business and shall expeditiously perform such other procedures with respect to the Business as are necessary and appropriate to prepare and audit the Closing Date Balance Sheet (as defined below). Not later than forty-five (45) days following the Closing Date, Sellers shall deliver to Purchaser a balance sheet of the Business as of the Closing Date audited by Sellers' Accountants (the "Closing Date Balance Sheet") which shall (I) be prepared in accordance with the Business Books and Records, (II) present fairly the financial position of the Business as of the Closing Date in accordance with Canadian GAAP applied consistently with those accounting policies and practices used in the preparation of the Base Balance Sheet and the Financial Statements, (III) be accompanied by a true and correct copy of the unqualified report on such information by Sellers' Accountants, (IV) not reflect thereon any Excluded Assets or Retained Liabilities and (V) have set forth thereon the Net Book Value of the Business as of the Closing Date (the "Closing Date Net Book Value") as determined from and supported by the Closing Date Balance Sheet. To the extent requested by Sellers, Purchaser shall, prior to the delivery of the Closing Date Balance Sheet, make available to Sellers and Sellers' Accountants such of the Business Books and Records in the possession of Purchaser and its employees as shall be reasonably necessary for the preparation of the Closing Date Balance Sheet. Purchaser's Accountants may participate in and observe the preparation of the Closing Date Balance Sheet. Sellers and Sellers' Accountants shall make all of their work papers and other relevant documents in connection with the preparation of the Closing Date Balance Sheet available to Purchaser and Purchaser's Accountants, and shall make the persons in charge of the preparation of the Closing Date Balance Sheet available for reasonable inquiry by Purchaser and Purchaser's Accountants. If Purchaser fails to timely notify Sellers of its disagreement with the Closing Date Net Book Value set forth on the Closing Date Balance Sheet in accordance with the first sentence of the next succeeding paragraph, the Closing Date Net Book Value set forth on the Closing Date Balance Sheet shall be final and binding on Sellers and Purchaser for purposes of this paragraph (b).

          (ii) Purchaser shall notify Sellers in writing within twenty (20) days following receipt of the Closing Date Balance Sheet if it does not agree with the Closing Date Net Book Value set forth thereon, in which case Sellers and Sellers' Accountants on the one hand, and Purchaser and Purchaser's Accountants on the other, will use good faith efforts during the ten-day period following the date such written notice was received by Sellers to resolve any differences they may have as to the Closing Date Net Book Value. Such written notice will identify with specificity the calculations with which Purchaser disagrees or other bases for such disagreement. If Sellers and Purchaser cannot reach agreement during such ten-day period, their disagreements shall be promptly submitted to an independent, Canadian, nationally-


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recognized public accounting firm jointly selected by Sellers' Accountants and
Purchaser's Accountants (the "Independent Accountant"), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Closing Date Net Book Value. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which Sellers and Purchaser have not reached agreement pursuant to the preceding sentence. The Independent Accountant's determination of the Closing Date Net Book Value, which shall be completed as promptly as practicable but in no event later than thirty (30) days following its selection, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, each of the Sellers and Purchaser for purposes of this paragraph (b).

          (iii) In the event the Closing Date Net Book Value determined in accordance with subparagraph (i) or (ii) of this paragraph (b), as the case may be (the "Final Net Book Value"), is less than Cdn.$450,000, Purchaser shall, promptly following the date of determination of the Final Net Book Value (the "Determination Date"), deliver to the Escrow Agent the Purchase Price Certificate referred to in the Escrow Agreement, setting forth in the appropriate place thereon the amount (as converted into U.S. Dollars in accordance with the Exchange Rate in effect on the Determination Date) by which the Base Net Book Value exceeds the Final Net Book Value (such amount being herein referred to as the "Book Value Deficiency Amount"). To the extent the property held in escrow pursuant to the Escrow Agreement is insufficient to pay the Book Value Deficiency Amount, Sellers shall, within five (5) days following the Determination Date, pay to Purchaser the amount of such deficiency by wire transfer of immediately available U.S. funds to Purchaser's account listed in
Section 12.01.

          (iv) The fees and expenses of the Independent Accountant shall be prorated between Sellers, on the one hand, and Purchaser, on the other, in proportion to the amounts in dispute resolved against each of them.

          1.04 Closing; Escrow. (a) The Closing will take place at the offices of Davies, Ward & Beck, 1 First Canadian Place, Toronto, Canada, M5X 1B1, or at such other place as the parties mutually agree, at 10:00 A.M., local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by (i) delivering to each Seller a demand note of Purchaser, substantially in the form of Exhibit A hereto (each, a "Demand Note"), in the principal amount set forth opposite such Seller's name on Annex 1 hereto. Simultaneously, (i) each Seller will assign and transfer to Purchaser all of its right, title and interest in and to the Assets, free and clear of all Liens, other than Permitted Liens, by delivery of such instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good and valid title to the Assets (such instruments being collectively referred to herein as "Assignment Instruments"), and (ii) Purchaser will assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of such instruments of assumption, in form and substance reasonably acceptable to Sellers' counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02 (such instruments being collectively referred to herein as the "Assumption Instruments").

          (b) Simultaneously with, and as a condition to, the deliveries described in paragraph (a) above, at the Closing (i) Purchaser and Marco Ferrara will enter into an Employment and Non-Competition Agreement, substantially in the form of Exhibit B hereto, (ii) Parent and each Seller will enter into a Registration Rights Agreement, substantially in the form of Exhibit C hereto (the "Registration Rights Agreement"), and (iii) Motion 2000, Purchaser and Robert E. Lesser, as escrow agent, will enter into an escrow agreement, substantially in the form of Exhibit D hereto (the "Escrow Agreement"). At the Closing, there shall also be delivered to Sellers and Purchaser the opinions, certificates, consents and other contracts, documents and instruments required to be delivered under Articles VI and VII.

          1.05 Accounts Receivable Payment.

          (a) On the date that the Closing Date Balance Sheet is delivered by Sellers to Purchaser under Section 1.03(b), Sellers will provide Purchaser with a certificate, executed in the name of and on behalf of each Seller by its President, setting forth in detail (i) the face value of the Accounts Receivable of the Business as of the close of business on the day prior to the Closing Date (the "Closing Date Accounts Receivable") and (ii) the amount of any bad debt reserves with respect to the Closing Date Accounts Receivable. The face value of the Closing Date Accounts Receivable less any amounts of such bad debt reserves is herein referred to as the ("Net Receivables Amount").

          (b) Purchaser shall, on and after the Closing Date, use commercially reasonable efforts to collect the Closing Date Accounts Receivable. Purchaser shall, after the Closing Date, also provide Sellers with reports from time to time as to the Closing Date Accounts Receivable collected.

          (c) When an account debtor has more than one invoice outstanding, amounts remitted by such account debtor shall be applied first to the longest outstanding invoice.

          (d) Not later than the fifth Business Day following the 180th day after the Closing Date, Purchaser shall provide Sellers with a written notice (the "Receivables Notice") describing in reasonable detail all uncollected Closing Date Accounts Receivable, if any, and the total face amount thereof. To the extent that Purchaser has collected, as of the 180th day following the Closing Date, an amount of Closing Date Accounts Receivable equal to less than the Net Receivables Amount (the difference between the Net Receivables Amount and the amount so collected being herein referred to as the "Receivables Deficiency"), Sellers agree to pay to Purchaser, in the manner provided below, the amount, if any, by which Cdn.$450,000 exceeds (A) the sum of (x) the Final Net Book Value and (y) the Book Value Deficiency Amount, if any, less (B) the Receivables Deficiency (such amount, the "Receivables Payment Amount"). Promptly following its delivery of the Receivables Notice to Sellers, Purchaser shall deliver to the Escrow Agent the Accounts Receivable Certificate referred to in the Escrow Agreement, setting forth in the appropriate place thereon the Receivables Payment Amount (as converted to U.S. Dollars based on the Exchange Rate). To the extent that the property held in escrow pursuant to the Escrow Agreement is insufficient to pay such amount, then Sellers shall, within five (5) days following their receipt of the Receivables Notice, pay to Purchaser the amount of such deficiency by wire transfer of immediately available U.S. funds to Purchaser's account listed in Section 12.01;

          1.06 Further Assurances; Post-Closing Cooperation. (a) At any time or from time to time after the Closing, at Purchaser's request and without further consideration, each Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause each Seller to fulfill its obligations under this Agreement and the Operative Agreements.

          (b) Effective on the Closing Date, each Seller hereby constitutes and appoints Purchaser the true and lawful attorney of such Seller, with full power of substitution, in the name of such Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof, (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through
(iii) as Purchaser shall deem reasonably necessary or desirable. Each Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by such Seller in any manner or for any reason. Each Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by such Seller. Purchaser shall indemnify and hold harmless Sellers from any and all Losses caused by or arising out of any breach of Law by Purchaser in its exercise of such power of attorney.

          (c) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the Business Books and Records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

          (d) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense.

          1.07 Financial Statements. Not later than forty-five (45) days following the Closing Date, Sellers shall deliver to Parent, at Parent's sole cost and expense, such financial statements of Sellers and/or the Business (which shall not be limited to the Financial Statements) as are sufficient to enable Parent to comply with its obligations to file a Current Report on

Form 8-K with the SEC and any other SEC filing related to the transactions hereunder.

          1.08 Third-Party Consents. To the extent that any Business Contract or Business License is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Sellers and Purchaser shall use their best efforts to obtain the consent of such other party to the assignment of any such Business Contract or Business License to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Business Contract or Business License, including enforcement at the cost and for the account of Purchaser of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.02 or otherwise with respect to any such Business Contract or Business License.

          1.09 Insurance Proceeds. If any of the Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be an Asset. At the Closing, Sellers shall pay or credit to Purchaser any such insurance proceeds or condemnation awards received by them on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of their rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Sellers and their Affiliates, predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, Seller shall cause such insurance to be applied toward the payment of such Assumed Liability. The provisions of this Section
1.09 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 6.01 has not been fulfilled.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each of Motion 2000, and Motion 2000 Quebec hereby represents and warrants to each of Parent and Purchaser as follows, provided, however, that Motion 2000 Quebec represents and warrants as follows only as to itself and its Assets and Properties:

          2.01 Organization of Sellers; Extra Provincial Qualification. (a) Motion 2000 and Motion 2000 Quebec are corporations duly organized, validly existing and in good standing under the Laws of Ontario and Canada, respectively, and each has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets. Each Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets.

          (b) Each Seller is duly qualified, licensed or registered to carry on business as an extra-provincial corporation in the jurisdictions listed in
Section 2.01 of the Disclosure Schedule. The jurisdictions listed in Section
2.01 of the Disclosure Schedule include all jurisdictions in which the nature of the Assets or the Business makes such qualification necessary.

          2.02 Authority; Capital Stock. (a) The execution and delivery by each Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by each Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors and stockholders of such Seller, no other corporate action on the part of such Seller or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and upon the execution and delivery by such Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms.

          (b) The authorized capital stock of (i) Motion 2000 consists solely of
(x) 300 shares of common stock, of which 200 shares have been issued, (y) an unlimited number of Class A preference shares, none of which has been issued and
(z) an unlimited number of Class B preference shares, none of which has been issued and (ii) Motion 2000 Quebec consists solely of (x) an unlimited number of Class A shares, of which 100 shares have been issued, (y) an unlimited number of Class B shares, none of which has been issued and (z) an unlimited number of Class C shares, none of which has been issued. There are no outstanding securities, rights, subscriptions, warrants or options with respect to either Seller or any capital stock of such Seller.

          (c) Set forth on Section 2.02 of the Disclosure Schedule is the name of each stockholder of Motion 2000 and

Motion 2000 Quebec and the number of shares of capital stock of Motion 2000 and Motion 2000 Quebec which will be held by such stockholder as at the Closing Date. All such shares will be owned as at the Closing Date by the holders thereof, beneficially and of record, free and clear of all Liens and will not be subject to any voting arrangements or proxies.

          2.03 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by each Seller of the Operative Agreements to which such Seller is a party, the performance by each Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby, will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of either Seller;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.04 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to either Seller or any of its Assets and Properties; or

          (c) except as disclosed in Section 2.03 of the Disclosure Schedule,
(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require either Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon either Seller or any of its Assets and Properties under, any Contract or License to which either Seller is a party or by which any of its Assets and Properties is bound.

          2.04 Governmental Approvals and Filings. Except as disclosed in
Section 2.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Seller is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements or the consummation of the transactions contemplated hereby or thereby.

          2.05 Books and Records. Except as set forth in Section 2.05 of the Disclosure Schedule, none of the Business Books and Records is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of either Seller.

          2.06 Financial Statements. Prior to the execution of this Agreement, each Seller has delivered to Purchaser true and complete copies of the unaudited balance sheet of such Seller as of January 31, 1997, and the related unaudited statements of operations and cash flows for the fiscal year then ended.

Except as set forth in the notes thereto or as disclosed in Section 2.06 of the Disclosure Schedule, the Financial Statements (i) were prepared in accordance with Canadian GAAP, (ii) fairly present the consolidated financial condition and results of operations of Sellers as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from Business Books and Records regularly maintained by management and used to prepare the financial statements of Sellers in accordance with the principles stated therein. Sellers have maintained the Business Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with Canadian GAAP, the Business Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Business and the Business Books and Records provided a fair and accurate basis for the preparation of the Financial Statements delivered to Purchaser in accordance with this Section.

          2.07 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since January 31, 1997 there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Condition of the Business. Without limiting the foregoing, except as disclosed in Section 2.07 of the Disclosure Schedule, there has not occurred between January 31, 1997 and the date hereof:

          (i)(x) any increase in the salary, wages or other compensation of any officer, Employee or consultant of either Seller whose annual salary is, or after giving effect to such change would be, Cdn.$20,000 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or
     (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement; or (z) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which such Seller reasonably believed to be the least costly was chosen;

          (ii)(A) incurrences by either Seller of Indebtedness in an aggregate principal amount exceeding Cdn.$10,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of either Seller under, any Indebtedness of or owing to either Seller with respect to the conduct of the Business;

          (iii) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of either Seller used or held for use in the conduct of the Business in an aggregate amount exceeding Cdn.$10,000;

          (iv) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (y) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;

          (v)(A) any acquisition or disposition of any Assets and Properties used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case Cdn.$10,000 in the aggregate; or (B) any creation or incurrence of a Lien, other than a Permitted Lien, on any Assets and Properties used or held for use in the conduct of the Business;

          (vi) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.16(a) or (B) any License disclosed in
     Section 1.01(a)(x) of the Disclosure Schedule;

          (vii) capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding Cdn.$10,000;

          (viii) any transaction with any officer, director, Affiliate or Associate of either Seller or any Associate of any such officer, director or Affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm's-length basis, other than pursuant to any Contract disclosed pursuant to Section 2.16(a)(vii) of the Disclosure Schedule;

          (ix) any material adverse change in net sales, costs of goods sold or collection of Accounts Receivable;

          (x) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

          (xi) any other material transaction involving or development affecting the Business or the Assets outside the ordinary course of business consistent with past practice.

          2.08 No Undisclosed Liabilities. Except as reflected or reserved against in the Base Balance Sheet or as disclosed in Section 2.08 of the Disclosure Schedule or any other Section of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Business or any of the Assets, other than Liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the Condition of the Business.

          2.09 Taxes. Except as set forth on Section 2.09 of the Disclosure Schedule, no claim for any Tax due from or assessed against either Seller is being contested by such Seller, none of the Sellers' Tax Returns or reports have been audited by Revenue Canada or any provincial or local Tax authority, and neither Seller has received any notice of assessment or other adjustment from Revenue Canada or any state or local Tax authority. Except as described on
Section 2.09 of the Disclosure Schedule, there are no pending Tax examinations of or Tax claims, including, but not limited to, withholding claims asserted against either Seller or any of its assets or properties, there are no Tax liens on any of the assets or properties of either Seller, there are no agreements, waivers, or other arrangements providing an extension of time with respect to the assessment of any Tax against either Seller, nor are there any Tax proceedings now pending or, to the best of such Seller's Knowledge, threatened against such Seller. There is no basis for any additional assessment of any Taxes against either Seller. Each Seller has made all deposits required by law to be made with respect to employees' withholding and other employment Taxes, including without limitation the portion of such deposits relating to Taxes imposed upon such Seller. In connection with any audit of the Tax Returns of either Seller, no issue has been raised by any Tax officials which, by the application of similar principles, reasonably can be expected to result in a deficiency for any other year not so examined.

          2.10 Legal Proceedings. Except as disclosed in Section 2.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) there are no Actions or Proceedings existing or, to the Knowledge of Sellers, threatened against, relating to or affecting either Seller with respect to the Business or any of the Assets which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (ii) if determined adversely to either Seller, could reasonably be expected to result in (x) any injunction or other equitable relief against such Seller that would interfere in any material respect with the Business or (y) Losses by such Seller, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding Cdn.$10,000;

          (b) there are no facts or circumstances Known to Sellers that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

          (c) there are no Orders outstanding against either Seller with respect to the Business or any of the Assets.

          2.11 Compliance With Laws and Orders. Except as disclosed in Section
2.11 of the Disclosure Schedule, neither Seller is, nor has either Seller at any time within the last five (5) years been, nor has either Seller received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Business or the Assets.

          2.12 Benefit Plans and Pension Plans.

     (a) Section 2.12(a) of the Disclosure Schedule contains a true and complete list and description of each of the written or unwritten Benefit Plans. Neither Seller has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to Employees or requested or demanded by Employees under circumstances which make it reasonable to expect that such increases will be granted. The Benefit Plans are duly registered where required by, and are in good standing under, all applicable Laws. All required employer and employee contributions and premiums under the Benefit Plans to the date hereof have been made, the respective fund or funds established under the Benefit Plans are funded in accordance with applicable Laws, and no past service funding liabilities exist thereunder.

          (b) Neither Seller has any pension plans relating to the Employees of the Business.

          (c) Except as set forth in Section 2.12(c) of the Disclosure Schedule, each Benefit Plan covers only Employees (or former employees or beneficiaries with respect to service with either Seller in connection with the Business), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

          (d) Each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither Seller has received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transactions exemptions. Each Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax benefits.

          (e) Neither Seller is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by either Seller to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with Canadian GAAP. There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

          (f) No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

          (g) To the Knowledge of Sellers, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser or any fiduciary of any such Benefit Plan, nor is there any basis for such a claim.

          (h) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

          (i) Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

          (A) the most recent accountings with respect to any Benefit Plan funded through a trust; and

          (B) all qualified domestic relations orders or other orders governing payments from any Benefit Plan.

          2.13 Real Property. (a) Neither Seller owns any Real Property. Section 1.01(a)(ii) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by either Seller (as lessor or lessee) and used or held for use in connection with the Business.

          (b) Each Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases described opposite such Seller's name in Section 1.01(a)(ii)(B) of the Disclosure Schedule for the full term of the lease thereof. Each such Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Seller and of each other Person that is a party thereto, and except as set forth in Section 2.13(b) of the Disclosure Schedule, there is no, nor has such Seller received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither Seller owes any brokerage commissions with respect to any such leased space.

          (c) Sellers have delivered to Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Real Property and (ii) all Real Property Leases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (c) with respect to the Real Property Leases described in Section 1.01(a)(ii)(B) of the Disclosure Schedule.

          (d) Except as disclosed in Section 2.13(d) of the Disclosure Schedule, no tenant or other party in possession of any of the real properties subject to the Real Property Leases described in Section 1.01(a)(ii)(B) of the Disclosure Schedule has a right to purchase, or holds any right of first refusal to purchase, such properties.

          (e) Except as disclosed in Section 2.13(e) of the Disclosure Schedule, the Improvements are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Sellers, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

          2.14 Tangible Personal Property; Investment Assets. (a) Each Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property used by such Seller in the Business, which includes all tangible personal property reflected on the Base Balance Sheet and tangible personal property acquired since the date of the Base Balance Sheet other than property disposed of since such date in the ordinary course of business consistent with past practice. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.14(a) of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

          (b) Section 2.14(b) of the Disclosure Schedule describes each Investment Asset included among the Assets on the date hereof. Except as disclosed in Section 2.14(b) of the Disclosure Schedule, all such Investment Assets are owned by Sellers free and clear of all Liens other than Permitted Liens.

          2.15 Intellectual Property Rights. Each Seller has interests in or uses only the Intellectual Property disclosed opposite such Seller's name in
Section 1.01(a)(ix) of the Disclosure Schedule, each of which such Seller either has all right, title and interest in or a valid and binding rights under Contract to use. No other Intellectual Property is used or necessary in the conduct of the Business. Except as disclosed in Section 2.15 of the Disclosure Schedule, (i) each Seller has the exclusive right to use the Intellectual Property disclosed opposite such Seller's name in Section 1.01(a)(ix) of the Disclosure Schedule, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by such Seller to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by such Seller in respect of such Intellectual Property, (iv) such Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) such Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets,
(vi) such Seller is not, nor has it received, any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property and (vii) to the Knowledge of Sellers, no such Intellectual Property is being infringed by any other Person. Neither Seller has received any notice that such Seller is infringing any Intellectual Property of any other Person, no claim is pending or, to the Knowledge of Sellers, has been made to such effect that has not been resolved and, to the Knowledge of Sellers, neither Seller is infringing any Intellectual Property of any other Person.

          2.16 Contracts. (a) Section 2.16(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which either Seller is a party or by which any of the Assets is bound:

          (i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment of any Employee, the name, length of employment, position, rate of compensation and benefits of each Employee party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of either Seller to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee or former employee;

          (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of either Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or limiting the ability of any Person to compete with either Seller in connection with the Business;

          (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

          (iv) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees with whom either Seller deals in connection with the Business;

          (v) all Contracts relating to the future disposition or acquisition of any Assets other than dispositions or acquisitions of Inventory in the ordinary course of business consistent with past practice;

          (vi) all Contracts between Marco Ferrara and either Seller;

          (vii) all collective bargaining or similar labor Contracts covering any Employee; and

          (viii) all other Contracts (other than Benefit Plans, the Real Property Leases and insurance policies listed in Section 2.21 of the Disclosure Schedule) with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to either Seller of more than Cdn.$10,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to either Seller.

          (b) Each Contract required to be disclosed in Section 2.16(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.16(b) of the Disclosure Schedule neither Sellers nor, to the Knowledge of Sellers, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

          (c) Except as disclosed in Section 2.16(c) of the Disclosure Schedule,
(i) the execution, delivery and performance by each Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon such Seller or any of the Assets under, any Business Contract, and

(ii) neither Seller is a party to or bound by any Business Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other Business Contracts, materially adverse to the Condition of the Business.

          2.17 Customer Orders. (a) Each Customer Order is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in
Section 1.01(a)(xx) of the Disclosure Schedule neither Sellers nor, to the knowledge of Sellers, any other party to such Customer Order is, or has received notice that it is, in violation or breach of or default under any such Customer Order (or with notice or lapse of time or both, would be in violation or breach of or default under any such Customer Order) in any material respect.

          (b) Section 2.17(b) of the Disclosure Schedule contains a true and complete list of all Customer Orders as of the day immediately preceding the date hereof to which either Seller is a party.

          2.18 Licenses. Section 1.01(a)(x) of the Disclosure Schedule contains a true and complete list of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section
2.18 of the Disclosure Schedule:

          (i) Sellers own or validly hold all Licenses that are material, individually or in the aggregate, to the Business;

          (ii) each Business License is valid, binding and in full force and effect;

          (iii) neither Seller is, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Business License;

          (iv) the execution, delivery and performance by each Seller of this Agreement or the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby or thereby, will not
     (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon such Seller or any of its Assets and Properties under, any Business License.

          2.19 Warranty Claims. Except as set forth in Section 2.19 of the Disclosure Schedule, there are no existing claims against either Seller arising out of or relating to any products manufactured or sold in connection with the Business under any warranties, whether express or implied, nor, to the Knowledge of Sellers, does there exist, or during the past five (5) years has there existed, any reasonable basis therefor.

          2.20 Product Liability Claims. Except as set forth in Section 2.20 of the Disclosure Schedule, there are, and during the past five (5) years there have been, no product liability claims with respect to any products now or previously manufactured and/or sold by Sellers in connection with the Business, nor to the Knowledge of Sellers, does there exist, or during the past five (5) years has there existed, any reasonable basis therefor.

          2.21 Insurance. (a) Section 2.21 of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation, and other insurance policies currently in effect that insure the Business, the Employees or the Assets. Each policy listed in Section 2.21 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither Seller has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Neither Sellers nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

          (b) Each Seller has complied with and maintains in full force and effect all applicable employment insurance required by law.

          2.22 Affiliate Transactions. Except as disclosed in Section 2.22(a) of the Disclosure Schedule, (i) no officer, director or Affiliate of either Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate. Except as disclosed in Section 2.22(b) of the Disclosure Schedule, each of the transactions listed in Section 2.22(a) of the Disclosure Schedule is engaged in on an arm's-length basis.

          2.23 Employees; Labor Relations. (a) Section 2.23(a) of the Disclosure Schedule contains a correct and complete list of the name of each Employee at the date hereof, together with such Employee's position or function, length of service, annual base salary or wages and any incentive or bonus arrangement or benefits with respect to such Employee in effect on such date, including those on lay-off (as well as the reason for their absence) but other than those receiving benefits under workers' compensation legislation. To Sellers' Knowledge, neither Seller has received any information that would lead it to believe that any Employees will or may cease to be Employees, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement.

     (b) Except as disclosed in Section 2.23(b) of the Disclosure Schedule, (i) no Employee is presently a member of a collective bargaining unit or represented by a similar employee association and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, (ii) no collective bargaining agreement is currently being negotiated by either Seller with respect to any Employees of the Business, and (iii) no unfair labor practice, complaint, grievance or arbitration against either Seller is pending or, to the Knowledge of Sellers, threatened or has been brought during the last five (5) years against either Seller with respect to the conduct of the Business. Since February 1, 1992, there has been (i) no work stoppage, slowdown, dispute, labor strike or other concerted action against either of the Sellers with respect to the Business and
(ii) no proceedings pending or, to the Knowledge of Sellers, threatened before any labor relations board or similar Governmental or Regulatory Authority against either of the Sellers with respect to the Business.

     (c) Except as disclosed in Section 2.23(c) of the Disclosure Schedule, Sellers are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours and have not and are not engaged in any unfair labor practice.

     (d) Except as disclosed in Section 2.23(d) of the Disclosure Schedule, no Employee of either Seller with respect to the Business has any agreement as to length of notice required to terminate his or her employment, other than such as results by law from the employment of an Employee without agreement as to such notice or as to length of employment.

     (e) All vacation pay (including all banked vacation pay), bonuses, commissions and other Employee benefit payments are reflected and have been accrued in the books of account of Sellers with respect to the Business.

     (f) Section 2.23(f) of the Disclosure Schedule contains a correct and complete list showing all amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, pension benefits and other employee benefits relating to all Employees. The aggregate amount of salaries, pensions, bonuses or other remuneration of any nature paid or payable by Sellers to or for their present or former officers, directors, shareholders, Employees or Persons not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with them during the year ended January 31, 1997, amounted to not more than Cdn.$600,000, and since that date, such payments have been made at no greater rates.

     (g) Except as disclosed in Section 2.23(g) of the Disclosure Schedule, there are no complaints, claims or charges outstanding, or to the Knowledge of Sellers, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of Sellers under or in respect of any employment legislation. Section 2.23(g) of the Disclosure Schedule lists all Employees in respect of whom either Seller has been advised by the Workers' Compensation Board that such Employees are in receipt of benefits under the Workers' Compensation Act (Ontario). Sellers are in compliance with the Employment Standards Act (Ontario), the Workers' Compensation Act (Ontario) and other employment legislation and, without limiting the generality of foregoing: (i) there are no appeals pending before a workers' compensation tribunal involving either Seller; (ii) all levies, assessments and penalties made against either Seller pursuant to the Workers' Compensation Act (Ontario) has been paid for by such Seller; (iii) Sellers are currently in Rate Group 1.34 for workers' compensation purposes; (iv) there has been no change in the rating assessment applicable to each Seller or the Business under the Workers' Compensation Act (Ontario) during the past five years, except as described in Section 2.23(g)(iv) of the Disclosure Schedule; (v) Sellers are not aware of any audit currently being performed by the Workers' Compensation Board; and (vi) all payments required to be made in trust to the Director of Employment Standards in respect of termination and/or severance pay under the Employment Standards Act (Ontario) in respect of the Employees have been made.

     (h) all accruals for unpaid vacation pay, premiums for unemployment insurance or employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Sellers.

     (i) except as disclosed in Section 2.23(i) of the Disclosure Schedule, no loan is outstanding between either Seller or any Employee.

          2.24 Environmental Matters. Sellers have obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the Business or the Assets. Each of such Licenses is in full force and effect. Sellers have conducted the Business in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law. In addition, except as set forth in Section 2.24 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Sellers, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by either Seller to have any License required under applicable Environmental Laws in connection with the conduct of the Business or with respect to any generation, treatment, storage, recycling, transportation or Release of any Hazardous Material in connection with the Business, and to the Knowledge of Sellers there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

          (b) Neither Seller owns, operates or leases a treatment, storage or disposal facility on any of the Real Property; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (i) through (iv), at, on or under any such site or facility during any period that either Seller owned, operated or leased such property.

          (c) Neither Seller has transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Business to any location that is (i) outside Canada or (ii) the subject of enforcement actions by federal, provincial, state or local Governmental or Regulatory Authorities that may lead to Environmental Claims against either Seller or the Business.

          (d) No Hazardous Material generated in connection with the operation of the Business has been recycled, treated, stored, disposed of or Released by either Seller at any location.

          (e) No oral or written notification of a Release of a Hazardous Material in connection with the operation of the Business has been filed by or on behalf of either Seller.

          (f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by either Seller on any of the Real Property, and no federal, provincial, state or local Governmental or Regulatory Authority action has been taken or, to the Knowledge of Sellers, is in process that could subject any such site or facility to such Liens, and neither Seller would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to the Real Property on which such site or facility is located.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, either Seller in relation to any site or facility now or previously owned, operated or leased by either Seller on any of the Real Property which have not been delivered to Purchaser prior to the execution of this Agreement.

          2.25 Substantial Customers and Suppliers. Section 2.25(a) of the Disclosure Schedule lists the ten (10) largest customers of the Business, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Section 2.25(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently- completed fiscal year. Except as disclosed in Section 2.25(c) of the Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to the Business since December 31, 1995, or to the Knowledge of Sellers, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in Section 2.25(d) of the Disclosure Schedule, to the Knowledge of Sellers, no such customer or supplier is threatened with bankruptcy or insolvency.

          2.26 Inventory; Tools, Molds and Dies. (a) All the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to (i) specific write-offs that have been taken, (ii) the fact that demonstration products are often sold at reduced costs and (iii) normal and customary allowances in the industry for spoilage, damage and outdated items. All items included in the Inventory are the property of Sellers, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Sellers on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

          (b) Set forth opposite each Seller's name on Section 1.01(a)(xiv) of the Disclosure Schedule is a list of all tools, molds and dies used by such Seller in the Business. Such

Seller is in possession of and has good and valid title to such Tools, Molds and Dies. The Tools, Molds and Dies are free and clear of all Liens, are in good working order and condition and are all the tools, molds and dies required to conduct the Business in the same manner conducted by Sellers immediately prior to the Closing Date.

          2.27 Assembly Lines and Manufacturing Equipment; Instruction Materials. (a) Sellers are in possession of and have good title to the Assembly Lines and the Manufacturing Equipment. The Assembly Lines and Manufacturing Equipment are free and clear of all Liens, other than Permitted Liens, are in good working order and condition, and are all the equipment used by Sellers in the assembly of products distributed in the Business.

          (b) Neither Seller owns or uses any Instruction Materials.

          2.28 Vehicles. Section 1.01(a)(xi) of the Disclosure Schedule contains a true and complete list of all motor vehicles owned or leased by either Seller and used or held for use in the conduct of the Business. Except as set forth in
Section 2.28 of the Disclosure Schedule, either Seller has good and valid title to, or has valid leasehold interests in or valid rights under Contract to use, each Vehicle, free and clear of all Liens other than Permitted Liens.

          2.29 No Guarantees. Except as disclosed on Section 2.29 of the Disclosure Schedule, none of the Liabilities of the Business or of Sellers incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has either Seller guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom such Seller sells goods or provides services in the conduct of the Business or with whom such Seller otherwise has significant business relationships in the conduct of the Business.

          2.30 No Options, Etc. Except for Purchaser under this Agreement, and except as disclosed in Section 2.30 of the Disclosure Schedule, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such, for the purchase from either Seller of any of the Assets, other than pursuant to purchase orders accepted by such Seller in the ordinary course of the Business.

          2.31 Entire Business. The sale of the Assets by Sellers to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by Sellers (whether owned, leased or held under license by either Seller, by any of Sellers'

Affiliates or by others) in connection with the conduct of the Business as heretofore conducted by Sellers (except for the Excluded Assets and subject to Section 1.08), including, without limitation, all tangible Assets and Properties of Sellers reflected in the Base Balance Sheet and Assets and Properties acquired since the date of the Base Balance Sheet in the conduct of the Business, other than the Excluded Assets and Assets and Properties disposed of since such date, consistent with Section 2.07(v). Except as disclosed in Section
2.31 of the Disclosure Schedule, there are no shared facilities or services which are used in connection with any business or other operations of either Seller or any of Sellers' Affiliates other than the Business.

          2.32 Delivery of Evidence Relating to Retail Sales Tax. Each Seller has delivered to Purchaser evidence that all Taxes required to be paid by such Seller under the Quebec Sales Tax Act have been paid. Neither Seller is required to pay any Taxes under the Retail Sales Tax Act (Ontario).

          2.33 Vendor Resident of Canada. Neither Seller is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

          2.34 GST and QST Registration. Motion 2000 is a registrant for Goods and Services Tax purposes whose registration number is 121184881RT. Motion 2000 Quebec is a registrant for Goods and Services Tax and Quebec Sales Tax purposes whose registration numbers for such purposes are 141270421RT and 1010550820TQ0001, respectively.

          2.35 Brokers. Except for Blaine Hobson, whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Parent and Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Parent or Purchaser for a finder's fee, brokerage commission or similar payment.

          2.36 Disclosure. All material facts relating to the Condition of the Business have been disclosed to Purchaser in or in connection with this Agreement. The representations and warranties contained in this Agreement, and the statements contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including without limitation the Financial Statements), do not contain, when taken together in the aggregate, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Each of Parent and Purchaser hereby jointly and severally represents and warrants to each Seller as follows:

          3.01 Organization. Each of Parent and Purchaser is a corporation duly incorporated or amalgamated, as the case may be, validly existing and in good standing under the Laws of the State of Delaware and the province of Ontario, respectively. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          3.02 Authority; Demand Notes. (a) The execution and delivery by each of Parent and Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by each of Parent and Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Parent and Purchaser, no other corporate action on the part of Parent or Purchaser or their stockholders being necessary. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes, and upon the execution and delivery by each of Parent and Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute legal, valid and binding obligations of Parent and Purchaser enforceable against Parent and Purchaser in accordance with their terms.

          (b) The Demand Notes have been duly authorized by all necessary corporate action on the part of Purchaser and, when issued to each Seller in accordance with this Agreement, will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

          3.03 No Conflicts. The execution and delivery by Parent and Purchaser of this Agreement do not and the execution and delivery of the Operative Agreements to which it is a party, the performance by Parent and Purchaser of their obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Parent or Purchaser;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Parent or Purchaser or any of their respective Assets and Properties; or

          (c) except as disclosed in Schedule 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Parent or Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Parent or Purchaser or any of their respective Assets or Properties under, any Contract or License to which Parent or Purchaser is a party or by which any of their respective Assets and Properties are bound.

          3.04 Governmental Approvals and Filings. Except as disclosed in
Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Parent or Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements or the consummation of the transactions contemplated hereby or thereby.

          3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or Purchaser or any of their respective Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          3.06 SEC Reports and Financial Statements; No Adverse Change. Parent delivered to Sellers prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent and its subsidiaries were required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since September 30, 1996 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its subsidiaries taken as a whole.

          3.07 GST and QST Registration. The Purchaser is a registrant for Goods and Services Tax purposes whose registration number is 101702413RT. The Purchaser is a registrant for Quebec Sales Tax purposes whose registration number is 1001826804.

          3.08 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent or Purchaser directly with Sellers without the intervention of any Person on behalf of Parent or Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                              COVENANTS OF SELLERS

          Sellers covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, indefinitely, Sellers will comply with all covenants and provisions of this
Article IV, except to the extent Purchaser may otherwise consent in writing.

          4.01 Regulatory and Other Approvals. Sellers will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to

Governmental or Regulatory Authorities or any other Person required of Sellers to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Sections 2.03 and
2.04 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          4.02 Investigation by Purchaser. Sellers will (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives with full access, upon reasonable prior notice and during normal business hours, to the Employees and such other officers, employees and agents of Sellers who have any responsibility for the conduct of the Business, to Sellers' accountants and to the Assets, and
(b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Business Contracts, Business Licenses, Benefit Plans and other Business Books and Records) concerning the Business, the Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation.

          4.03 No Solicitations. Sellers will not take, nor will they permit any Affiliate of either Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Assets and Properties and Books and Records of Sellers) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Business by any Person other than Purchaser or its Affiliates. If Sellers or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Sellers will promptly advise such Person, by written notice, of the terms of this Section 4.03 and will promptly, orally and in writing, advise

Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

          4.04 Conduct of Business. Sellers will operate the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Sellers will:

          (a) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Employees, (iii) maintain the Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom Sellers sells goods or provides services or with whom Sellers otherwise has significant business relationships in connection with the Business and (v) continue all current sales, marketing and promotional activities relating to the Business;

          (b) except to the extent required by applicable Law, (i) cause the Business Books and Records to be maintained in the usual, regular and ordinary manner, and (ii) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Sellers that would adversely affect the Business, the Assets or the Assumed Liabilities;

          (c) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 2.21 of the Disclosure Schedule; and

          (d) comply, in all material respects, with all Laws and Orders applicable to the Business and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

          4.05 Financial Statements and Reports; Filings.

          (a) As promptly as practicable, Sellers will deliver to Purchaser true and complete copies of such financial statements, reports and analyses relating to the Business as may be prepared or received by Seller or as Purchaser may otherwise reasonably request.

          (b) As promptly as practicable, Sellers will deliver copies of all License applications and other filings made by Sellers in connection with the operation of the Business after the date hereof and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

          4.06 Employee Matters. Except as may be required by Law, Seller will refrain from directly or indirectly:

          (a) making any representation or promise, oral or written, to any Employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any Benefit Plan;

          (b) making any increase in the salary, wages or other compensation of any Employee;

          (c) adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement with respect to the Business or any of the Employees, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which Sellers reasonably believe to be the least costly is chosen; or

          (d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Employees.

          4.07 Certain Restrictions. Sellers will refrain from:

          (a) acquiring or disposing of any Assets and Properties used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case Cdn.$10,000 in the aggregate, or creating or incurring any Lien, other than a Permitted Lien, on any Assets and Properties used or held for use in the conduct of the Business;

          (b) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Business Contract or any material Business License;

          (c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract or any Business License;

          (d) except as disclosed in Section 4.07 of the Disclosure Schedule, incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of either Seller under, any Liability of or owing to such Seller in connection with the Business, other than in the ordinary course of business consistent with past practice;

          (e) engaging in any transaction with respect to the Business with any officer, director or Affiliate of either Seller, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis;

          (f) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business in an aggregate amount exceeding Cdn.$10,000; or

          (g) entering into any Contract to do or engage in any of the foregoing.

          4.08 Books and Records, etc.; Removal of Property. On the Closing Date, each Seller will deliver or make available to Purchaser at the location at which the Business is conducted all of the Business Books and Records and such other Assets as are in such Seller's possession at other locations, and if at any time after the Closing such Seller discovers in its possession or under its control any other Business Books and Records or other Assets, it will forthwith deliver such Business Books and Records or other Assets to Purchaser.

          4.09 Use of "Motion 2000" Name. Immediately following the Closing Date, each Seller and its Affiliates will cease using the name "Motion 2000" and any trade dress, designs or logos associated with such name, or any confusingly similar variations thereof.

          4.10 Change of Corporate Name. On the Closing Date, each Seller shall take all steps necessary to change its corporate name to a non-similar name.

          4.11 Certain Tax Matters.

          (a) Tax Elections/Allocation of Transfer Consideration. The Purchase Price shall be allocated by the parties to each of the assets among the Assets in the manner to be mutually agreed upon by the parties prior to the Closing. The allocation of the Purchase Price shall be final and binding upon the parties for all purposes, including, without limitation, the filing of all tax or other returns and the preparation of all financial statements and other documents and records.

          The parties shall also file an election with respect to the Accounts Receivable under Section 22 of the Income Tax Act (Canada), Section 184 of the Taxation Act (Quebec), and the corresponding sections of any other applicable provincial statute and any regulations under such statutes in a manner consistent with the above allocation. The parties further agree to make jointly the necessary elections and execute and file, within the prescribed delays, the prescribed election forms and any other documents required to give effect to the foregoing and shall also prepare and file all of their respective tax returns in a manner consistent with the aforesaid allocations.

          (b) Transfer Taxes. Purchaser shall be liable and shall pay all land transfer taxes, sales taxes, registration fees or other like charges properly payable upon and in connection with the sale, assignment and transfer of the Assets from Sellers to Purchaser hereunder.

          (c) Other Taxes. Sellers shall file all Tax Returns with respect to the business and affairs of Sellers and remit to the applicable Governmental or Regulatory Authority all Taxes shown as due thereon. Purchaser agrees to cooperate with Sellers in connection with the filing of such Tax Returns and obtaining exemptions from such Taxes.

          (d) Goods and Services Tax Election. The parties shall on the Closing Date jointly execute an election under Section 167 of the ETA and Section 75 of the QST on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the Assets by Sellers without payment of any Goods and Services Tax or Quebec Sales Tax. Purchaser shall on the Closing Date file the election forms referred to above, along with any documentation necessary or desirable to give effect to such, with Revenue Canada and the Ministere du Revenu du Quebec, respectively, and shall provide Sellers within twenty (20) days of the Closing Date with a photocopy of a written acknowledgement of Revenue Canada and of the Ministere du Revenu du Quebec of the receipt of the relevant election.

          Notwithstanding such election, in the event that it is determined by Revenue Canada or by the Ministere du Revenu du Quebec that Purchaser is liable to pay Goods and Services Tax or Quebec Sales Tax on all or any part of the Assets, Purchaser shall indemnify and hold Sellers harmless with respect to any assessment for, or obligation of Sellers to remit, Goods and Services Tax or Quebec Sales Tax with respect to the sale, assignment and transfer of the Assets from Sellers to Purchaser and with respect to any interest and penalties related thereto.

          4.12 Notice and Cure. Sellers will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

          4.13 Fulfillment of Conditions. Each Seller will execute and deliver at the Closing each Operative Agreement that such Seller is required hereby to execute and deliver as a condition to the Closing (including without limitation the agreements referred to in Section 1.04(b)), will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser and Parent contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

          Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Sellers may otherwise consent in writing.

          5.01 Regulatory and Other Approvals. Purchaser will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Sellers or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Sellers in connection with the performance of its obligations under Sections 4.01 and 4.02. Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          5.02 Notice and Cure. Purchaser will notify Seller in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

          5.03 Fulfillment of Conditions. Purchaser will execute and deliver at the Closing each Operative Agreement that it is required hereby to execute and deliver as a condition to the Closing (including without limitation the agreements referred to in Section 1.04(b)), will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Sellers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser hereunder to purchase the Assets and to assume and to pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

          6.01 Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement and any Operative Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

          6.02 Performance. Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

          6.03 Officers' Certificates. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of such Seller by the President of such Seller, substantially in the form and to the effect of Exhibit E hereto, and a certificate, dated the Closing Date and executed by the Secretary of such Seller, substantially in the form and to the effect of Exhibit F hereto.

          6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

          6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser,
(c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

          6.06 Third Party Consents. The consents (or in lieu thereof waivers)
(i) listed in Section 6.06 of the Disclosure

Schedule and (ii) all other consents (or in lieu thereof waivers) to the performance by Purchaser and Sellers of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or either Seller is a party or by which any of their respective Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except (in the case of clause (ii) above where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser, the Assets, the Assumed Liabilities or the Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser.

          6.07 Release of Security Interest. Purchaser shall have received evidence of the release by the Canadian Imperial Bank of Commerce of the security interests described in Section 6.07 of the Disclosure Schedule.

          6.08 Opinion of Counsel. Purchaser shall have received an opinion of Davies, Ward & Beck, special counsel to Sellers, dated the Closing Date, reasonably satisfactory in form and substance to Purchaser.

          6.09 Real Property Leases. For each of the Real Property Leases described in Section 1.01(a)(ii)(B) of the Disclosure Schedule, Seller shall have delivered to Purchaser an estoppel certificate and consent to assignment from the lessor thereunder in form and substance reasonably satisfactory to Purchaser.

          6.10 Deliveries. Sellers shall have delivered to Purchaser the Assignment Instruments.

          6.11 Proceedings. All proceedings to be taken on the part of Sellers in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

          7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser and Parent in this Agreement and any Operative Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

          7.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

          7.03 Officers' Certificates. Each of Purchaser and Parent shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser and Parent, respectively, by its Vice President, substantially in the form and to the effect of Exhibit G hereto, and a certificate, dated the Closing Date and executed by the Secretary of Purchaser and Parent, respectively, substantially in the form and to the effect of Exhibit H hereto.

          7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

          7.06 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Sellers of their obligations hereunder and to the consummation of the transactions contemplated hereby as are required under the Contracts listed in Section 7.06 of the Disclosure Schedule (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Sellers,
(c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

          7.07 Release of Guarantee. Sellers shall have received evidence of the release of Marco Ferrara from his guarantee obligations described in Section
7.07 of the Disclosure Schedule, and shall have been released by the Canadian Imperial Bank of Commerce in respect of the indebtedness owing by Sellers to such bank.

          7.08 Opinion of Counsel. Sellers shall have received the opinion of Stikeman, Elliott, special counsel to Purchaser, and Milbank, Tweed, Hadley & McCloy, special counsel to Purchaser, each dated the Closing Date, reasonably satisfactory in form and substance to Sellers.

          7.09 Deliveries. Purchaser shall have delivered to Seller the Assumption Instruments.

          7.10 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received copies of all such documents and other evidences as Sellers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                               EMPLOYMENT MATTERS

          8.01 Employment. (a) On or prior to the Closing Date, Purchaser will offer employment to all of the Employees listed in Section 8.01 of the Disclosure Schedule ("Designated Employees"), effective as at the Closing Date, on terms and conditions of employment (including salary, incentive compensation, benefits, pension and vacation entitlement) which are at least as favorable to the Designated Employees in respect of those terms and conditions upon which such Designated Employees are employed by Sellers at the Closing Date.

          (b) Sellers shall be responsible for all wages, bonuses, earned vacations, sick leave, termination pay, severance pay and other remuneration and benefits accruing or payable on or prior to the Closing Date for all of the Designated Employees and Employees, except to the extent such remuneration and benefits are reflected on the Closing Date Balance Sheet. Purchaser shall be responsible for all such remuneration and benefits accruing and payable after the Closing Date and reflected on the Closing Date Balance Sheet with respect to the Designated Employees who accept Purchaser's offer of employment under paragraph (a) ("Transferred Employees").

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

          9.01 Survival of Representations and Warranties. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Sellers and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements contained in this Agreement and the statements contained in the Disclosure Schedule or in any certificate, list or other writing furnished pursuant to any provision of this Agreement, will survive the Closing (a) indefinitely with respect to (i) the representations and warranties contained in Section 2.01, 2.02, 2.35, 3.01, 3.02 and 3.08 and (ii) the covenants and agreements contained in Section 1.01, 1.02,
1.06 and 12.03, (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 2.09, 2.20 and 2.24, (c) until August 1, 1998 in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing or (d) with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c), or (d) above will continue to survive if an Indemnity Notice shall have been timely given under Section 9.02 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in
Section 9.02.

          9.02 Indemnification.

          (a) Each Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of such Seller contained in this Agreement or any Operative Agreement, (ii) the termination or cancellation of any material agreement or contract of such Seller due to the execution of this Agreement, (iii) any noncompliance with any applicable bulk sales Laws or any other Law relating to notice to or rights of creditors in connection with the transactions contemplated by this Agreement, compliance with which Laws is hereby waived by the parties, (iv) any Actions or Proceedings which may be asserted by any Transferred Employee against Purchaser in respect of any matter arising out of the employment or termination of employment of such Transferred Employee by either of the Sellers prior to the Closing, (v) any claim against such Seller or its directors, officers, employees or agents based on any deficiency or noncompliance with the filing or payment, or the failure to properly file or pay, by such Seller, or an agent for such Seller any Tax or Tax Return, (vi) any Environmental Matter existing prior to the date hereof or arising out of actions or events occurring prior to the date hereof or (vii) a Retained Liability; provided, that no indemnity may be sought hereunder in respect of Accounts Receivable except to the extent that amounts are payable pursuant to Section 1.05, nor may any indemnity be sought to the extent the loss has already been reflected in the Closing Date Balance Sheet, except to the extent amounts are payable pursuant to Section 1.03.

          (b) Purchaser and Parent shall jointly and severally indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or any Operative Agreement, (ii) any Actions or Proceedings which may be asserted by any Transferred Employee against either Seller in respect of any termination of employment of such Transferred Employee by Purchaser after the Closing or as a result of the Closing or (iii) an Assumed Liability.

          (c) No amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Sections 9.02(a) or 9.02(b) (i) unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Sections in excess of Cdn.$50,000 in the aggregate, in which event the Indemnified Parties shall be entitled to seek indemnity for the full amount of such Losses in excess of Cdn.$25,000 and
(ii) for any Losses referred to in such Sections which in the aggregate are in excess of the Purchase Price, as the same may be reduced by Section 1.03(b), in the aggregate.

          (d) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this Section 9.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any of its Affiliates (a "Third Party Claim"), then such Indemnified Party shall give written notice to the latter of such Third Party Claim, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9.02, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided that the Indemnified Party may participate in such defense at the Indemnified Party's expense. If the Indemnifying Party is not entitled to, or elects not to, assume the defense of a Third Party Claim, it will not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such claim, unless the Indemnified Parties shall have been advised by counsel that representation of any such Indemnified Parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, in which case such Indemnified Parties shall have the right to select separate counsel the fees and expenses of which shall be paid by the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. No Indemnifying Party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed.

          (e) In the event of any claim or demand, including Third Party Claims, in respect of which an Indemnified Party might seek indemnity under this Section 9.02, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within the thirty (30) day period following its receipt of such Indemnity Notice (the "Dispute Period") as to whether the Indemnifying Party disputes its liability to the Indemnified Party hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this
Section 9.02 and the Indemnifying Party shall pay the amount of such Loss, when it has been finally determined, to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within sixty (60) days following the Indemnified Party's receipt of a written notice from the Indemnifying Party disputing such claim, such dispute shall be finally settled by arbitration in accordance with paragraph (e) of this Section 9.02.

          (f) Any dispute submitted to arbitration pursuant to this Section 9.02 shall be finally and conclusively settled by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by a judge of the appropriate court of Ontario in accordance with the Arbitrations Act (Ontario) upon application made to it for a third member possessing expertise or experience appropriate to the dispute by either of the Indemnified Party and the Indemnifying Party after giving two days' written notice to the other party of its intention to make such an application. The provisions of he Arbitration Act (Ontario) shall apply to any court application pursuant to this
Section 9.02. If the parties agree in writing, the Board of Arbitration may be composed of a single arbitrator. The Board of Arbitration shall meet in Toronto, Ontario or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. It is the intent of the parties hereto that, barring extraordinary circumstances, decisions of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

          (g) The Purchaser Indemnified Parties' right to indemnity contained in this Agreement shall not be limited to the property held in escrow under the Escrow Agreement.

          (h) If the payment by an Indemnifying Party of any indemnity amount is subject to Goods and Services Tax or Quebec Sales Tax, or is deemed by applicable legislation to be inclusive of Goods and Services Tax or Quebec Sales Tax, or is subject to any other tax, the Indemnifying Party shall pay to the Indemnified Parties, in addition to such indemnity amount, an amount equal to the tax payable in connection with the payment of such indemnity amount.

                                    ARTICLE X

                                   TERMINATION

          10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

          (b) at any time before the Closing, by Sellers or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

          (c) at any time after March 1, 1997 by Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

          10.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provision with respect to expenses in Section 12.03 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.01(b), (c) or (d), Sellers will remain liable to Purchaser for any breach of this Agreement by Sellers existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Sellers or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                                   ARTICLE XI

                                   DEFINITIONS

          11.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

          "Accounts Receivable" has the meaning ascribed to it in Section 1.01(a)(iv).

          "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

          "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

          "Agreement" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

          "Assembly Lines" has the meaning ascribed to it in Section
1.01(a)(xv).

          "Assets" has the meaning ascribed to it in Section 1.01(a).

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Assignment Instruments" has the meaning ascribed to it in Section 1.04(a).

          "Assumed Liabilities" has the meaning ascribed to it in Section
1.02(a).

          "Assumption Instruments" has the meaning ascribed to it in Section 1.04(a).

          "Base Balance Sheet" means the balance sheet of the Business dated January 31, 1997, prepared by Sellers in accordance with the Books and Records of Sellers and in accordance with Canadian GAAP consistently applied.

          "Base Net Book Value" means Cdn.$500,000.

          "Benefit Plans" means all employee benefit plans relating to the Employees of the Business, including profit sharing, deferred compensation, phantom stock option, stock option, employee stock purchase, bonus, retirement, health or insurance plans (oral or written) which are disclosed as benefit plans on Section 2.12(a) of the Disclosure Schedule.

          "Board of Arbitration" has the meaning ascribed to it in Section 9.02(f).

          "Book Value Deficiency Amount" has the meaning ascribed to it in
Section 1.03(b)(iii).

          "Books and Records" of any Person means all files, data, reports, lists, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or otherwise), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer and supplier lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          "Business" has the meaning ascribed to it in the forepart of this Agreement.

          "Business Books and Records" has the meaning ascribed to it in Section 1.01(a)(xiii).

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the Province of Ontario are authorized or obligated to close.

          "Business Contracts" has the meaning ascribed to it in Section 1.01(a)(vii).

          "Business Licenses" has the meaning ascribed to it in Section 1.01(a)(x).

          "Canadian Dollars" and the symbol "Cdn.$" each means lawful money of Canada.

          "Canadian GAAP" means generally accepted accounting principles in Canada, consistently applied throughout the specified period and in the immediately prior comparable period.

          "Catalog Numbers" has the meaning ascribed to it in Section 1.01(a)(xix).

          "Closing" means the closing of the transactions contemplated by
Section 1.04.

          "Closing Date" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.04 through 6.06 and Sections 7.04 through 7.06 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Sellers mutually agree upon in writing.

          "Closing Date Accounts Receivable" has the meaning ascribed to it in
Section 1.06(a).

          "Closing Date Balance Sheet" has the meaning ascribed to it in Section 1.03(b)(i).

          "Closing Date Net Book Value" has the meaning ascribed to it in
Section 1.03(b)(i).

          "Condition of the Business" means the business, condition (financial or otherwise), results of operations and Assets and Properties of the Business.

          "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, engagement or commitment of any nature or other contract (whether written or oral).

          "Customer Orders" has the meaning ascribed to it in Section
1.01(a)(xx).

          "Designated Employees" has the meaning ascribed to it in Section 8.01(a).

          "Determination Date" has the meaning ascribed to in Section 1.03(b)(iii).

          "Disclosure Schedule" means the record delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

          "Dispute Period" has the meaning ascribed to it in Section 9.02(e).

          "Employees" means those Persons employed by either Seller in the conduct of the Business.

          "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to Releases or threatened Releases of pollutants, contaminants, deleterious substances, Hazardous Materials or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes.

          "Environmental Matter" means any matter arising out of or relating to pollution, contamination or protection of the environment, and any matters relating to Releases or threatened Releases of pollutants, contaminants, deleterious substances, Hazardous Materials or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes.

          "Escrow Agreement" has the meaning ascribed to it in Section 1.04(b).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Rate" means, for any date, the late New York trading rate of exchange of Canadian Dollars for U.S. Dollars, as published in the Wall Street Journal's "Key Currency Gross Rates" chart or, if such rate is not published therein or otherwise reasonably available, the rate as mutually agreed upon by the parties hereto.

          "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

          "Final Net Book Value" has the meaning ascribed to it in Section 1.03(b)(iii).

          "Financial Statements" means the financial statements of each Seller delivered to Purchaser pursuant to Section 2.06.

          "Governmental or Regulatory Authority" means (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

          "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," liquid industrial wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other hazardous material, waste or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

          "Improvements" has the meaning ascribed to it in Section 1.01(a)(i).

          "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          "Indemnified Party" means any Person claiming indemnification under any provision of Section 9.02, including without limitation a Person asserting a claim pursuant to Section 9.02(d).

          "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Section 9.02, including without limitation a Person against whom a claim is asserted pursuant to Section 9.02(d).

          "Indemnity Notice" means written notification pursuant to Section 9.02(e) of a claim for indemnity under Section 9.02 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

          "Independent Accountant" has the meaning ascribed to it in Section 1.03(b)(ii).

          "Instruction Materials" has the meaning ascribed to it in Section 1.01(a)(xviii).

          "Intangible Personal Property" has the meaning ascribed to it in
Section 1.01(a)(ix).

          "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, trade secrets, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          "Inventory" has the meaning ascribed to it in Section 1.01(a)(iii).

          "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by either Seller (other than trade receivables generated in the ordinary course of business of such Seller).

          "Knowledge of Sellers", "Known to Sellers" or "to Sellers' Knowledge" means the knowledge of Marco Ferrara, Giovana Ferrara, Anthony Persaud or Normand Richer.

          "Laws" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.

          "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

          "Liens" means any mortgage, hypothecation, pledge, assessment, security interest, movable security, lease, lien, adverse claim, levy, defect of title, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing and any other rights of third parties relating to the property, including rights of set-off, voting trusts and other encumbrances of any kind.

          "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

          "Manufacturing Equipment" has the meaning ascribed to it in Section 1.01(a)(xv).

          "Marketing Materials" has the meaning ascribed to it in Section 1.01(a)(xviii).

          "Motion 2000" has the meaning ascribed to it in the forepart of this Agreement.

          "Motion 2000 Quebec" has the meaning ascribed to it in the forepart of this Agreement.

          "Net Book Value of the Business" means the total assets of the Business (net of allowances for doubtful accounts and accumulated depreciation) minus the Assumed Liabilities as shown on the applicable balance sheet of the Business, calculated in accordance with Canadian GAAP.

          "Net Receivables Amount" has the meaning ascribed to it in Section 1.05(a).

          "Operative Agreements" means, collectively, the Assignment Instruments, the Assumption Instruments, the Escrow Agreement, the Registration Rights Agreement, that certain letter agreement, dated February 10, 1997, between Motion 2000 and Parent, and that certain letter agreement, dated February 10, 1997, between Motion 2000 Quebec and Parent.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "Parent" has the meaning ascribed to it in the forepart of this Agreement.

          "Parent Financial Statements" has the meaning ascribed to it in
Section 3.06.

          "Parent SEC Reports" has the meaning ascribed to it in Section 3.06.

          "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with Canadian GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease, (iv) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operation of the Business, other than security for borrowed money, (v) the encumbrances listed on Section 11.01 of the Disclosure Schedule and (vi) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.

          "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "Prepaid Expenses" has the meaning ascribed to it in Section 1.01(a)(viii).

          "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

          "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

          "Purchaser's Accountants" has the meaning ascribed to it in Section 1.03(b)(i).

          "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees, agents and Affiliates.

          "Real Property" has the meaning ascribed to it in Section 1.01(a)(i).

          "Real Property Leases" has the meaning ascribed to it in Section 1.01(a)(ii).

          "Receivables Deficiency" has the meaning ascribed to it in Section 1.05(c).

          "Receivables Notice" has the meaning ascribed to it in Section
1.05(c).

          "Receivables Payment Amount" has the meaning ascribed to it in Section 1.05(c).

          "Registration Rights Agreement" has the meaning ascribed to it in
Section 1.04(b).

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

          "Revenue Canada" means Revenue Canada Customs, Excise and Taxation.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Sellers" has the meaning ascribed to it in the forepart of this Agreement.

          "Sellers' Accountants" has the meaning ascribed to it in Section 1.03(b)(i).

          "Seller Indemnified Parties" means each Seller and its officers, directors, employees, agents and Affiliates.

          "Tangible Personal Property" has the meaning ascribed to it in Section 1.01(a)(v).

          "Taxes" means any federal, provincial, state, county, local or foreign income, profits, gross receipts, franchise, sales, use, occupancy, excise, gains, value added, withholding, employment, payroll, social security, general property, personal property, intangible property and all other taxes of any nature, fees, levies, duties, assessments, reassessments, deficiencies or charges imposed by any Governmental or Regulatory Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any reasonable expenses incurred in connection with the determination, settlement or litigation of any Tax Liability.

          "Tax Returns" means a report, return or other information (including any amendments) required to be supplied to a Governmental or Regulatory Authority with respect to Taxes.

          "Tenant Security Deposits" has the meaning ascribed to it in Section 1.01(a)(xii).

          "Third Party Claim" has the meaning ascribed to it in Section 9.02(d).

          "Tools, Molds and Dies" has the meaning ascribed to it in Section 1.01(a)(iv).

          "Transferred Employees" has the meaning ascribed to it in Section 8.01(c).

          "U.S. Dollars" means lawful money of the United States of America.

          "U.S. GAAP" means generally accepted accounting principles in the United States of America, consistently applied throughout the specified period and in the immediately prior comparable period.

          "Vehicles" has the meaning ascribed to it in Section 1.01(a)(xi).

          (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under Canadian GAAP, with respect to any financial statements of Sellers referred to herein, and U.S. GAAP, with respect to any financial statements of Parent and its subsidiaries referred to herein.

                                   ARTICLE XII

                                  MISCELLANEOUS

          12.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (by postage prepaid registered or certified), return receipt requested, to the parties at the following addresses or facsimile numbers:

          If to Parent or Purchaser, to:

          Graham-Field Health Products, Inc.
          400 Rabro Drive East
          Hauppauge, NY 11788
          Facsimile No.: (516) 582-5608
          Attn: Richard S. Kolodny, Esq.

          with a copy to:

          Milbank, Tweed, Hadley & McCloy
          1 Chase Manhattan Plaza

          New York, NY  10005
          Facsimile No.: (212) 530-5219
          Attn: Robert S. Reder, Esq.

          and:

          Stikeman, Elliott
          126 East 56th Street
          11th Floor
          New York, New York 10022
          Facsimile No.: (212) 371-7087
          Attn: Francois Gaudet, Esq.

          Purchaser Wire Transfer Instructions

          Bank: The Chase Manhattan Bank
                55 Water Street
                New York, New York 10041
          ABA No.: 021000021
          Beneficiary: Graham-Field, Inc.
                       825-134498

          If to either Seller, to:

          Motion 2000 Inc.
          15 West Pearce Street, Unit 10
          Richmond Hill, Ontario L4B 1H6
          Facsimile No.: (905) 709-9099
          Attn: Mr. Marco Ferrara

          with a copy to:

          Devry, Smith & Frank
          95 Barber Green Road, Ste 100
          Don Mills, Ontario  M3C3E9
          Facsimile No.: (416) 449-7071
          Attn: William J. Smith, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt if received on a Business Day and on the next Business Day if received on a day that is not a Business Day, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          12.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter of intent between the parties dated January 15, 1997, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

          12.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 10.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby; provided, however, that it is hereby expressly acknowledged that (except for the fees, commissions and expenses of Blaine Hobson referred to in Section 2.35) Sellers' legal and accounting expenses incurred in connection with the transactions contemplated hereunder will be paid out of Assets being transferred and will be reflected in the Closing Date Balance Sheet as having been paid out of the Assets, and Sellers will have no obligation to Purchasers to reimburse such amounts, except pursuant to the Purchase Price adjustment mechanism of Section 1.03.

          12.04 Public Announcements. Each party hereto will obtain the other party's prior approval of any press release relating to the transactions contemplated hereunder to be issued at any time prior to the Closing.

          12.05 Bulk Sales Law. The parties hereto believe that, assuming compliance with this Agreement by Sellers and Purchaser, it is both unnecessary for the protection of Sellers' creditors and impractical to comply with the bulk sales legislation in the various jurisdictions in which the Assets are located. Accordingly, in the event that any creditor of Sellers should take any action against either Purchaser or the Assets which is wholly or partially based on the bulk sales legislation of any such jurisdiction, Sellers agree to indemnify and save Purchaser harmless from and against any such action, as provided in Section 9.02(a)(iii).

          12.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          12.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

          12.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 9.02.

          12.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          12.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          12.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable to such province.

          12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized, as of the date first above written.


                                       EVEREST & JENNINGS CANADIAN LIMITED


                                       By:____________________________________
                                          Name:
                                          Title:


                                       GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       MOTION 2000 INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       MOTION 2000 QUEBEC INC.


                                       By:____________________________________
                                          Name:
                                          Title: